Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

June 21, 2010

The Western Union Company

12500 East Belford Avenue

Englewood, Colorado 80112

Re: $250,000,000 Aggregate Principal Amount of 6.200% Notes due 2040

Ladies and Gentlemen:

We have acted as counsel for The Western Union Company, a Delaware corporation (the “Company”), in connection with the issuance and sale of $250,000,000 aggregate principal amount of the Company’s 6.200% Notes due 2040 (the “Notes”) pursuant to the prospectus supplement dated June 16, 2010 (the “Prospectus Supplement”) supplementing the prospectus dated May 7, 2008 (the “Base Prospectus”) that forms a part of the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-150722) filed on May 7, 2008 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are being issued under an Indenture dated as of November 17, 2006, as supplemented by the Supplemental Indenture dated September 6, 2007 (as so supplemented, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). As used in this opinion letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act.

We are familiar with (i) the Registration Statement, (ii) the Prospectus Supplement and the Base Prospectus, (iii) the Notes in global form, (iv) the Indenture, (v) the executed Underwriting Agreement dated June 16, 2010 (the “Underwriting Agreement”), among the Company, Banc of America Securities LLC, Barclays Capital Inc. and Wells Fargo Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale of the Notes, (vi) (a) certain resolutions of the Board of Directors of the Company adopted on December 7, 2007 and February 25, 2010, as certified by the Assistant Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the authorization of the Registration Statement, and the execution and delivery of the Underwriting Agreement and the issuance of the Notes, (b) the Terms Resolutions of certain officers of the Company, adopted on June 16, 2010, as certified by the Assistant Secretary of the Company on the date hereof as being true, complete and correct

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

The Western Union Company

June 21, 2010

and in full force and effect, relating to, among other things, the establishment of the terms of and issuance and sale of the Notes, and (c) an Officers’ Certificate of certain officers of the Company, dated June 21, 2010 and certified by the Assistant Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the issuance of the Notes, and (vii) the amended and restated certificate of incorporation and the by-laws of the Company, in each case, as currently in effect, and as certified by the Assistant Secretary of the Company on the date hereof as being true, complete and in full force and effect.

We have also examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary for the opinion set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuiness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for examination. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law.

This opinion letter is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the Notes.

We hereby consent to the filing of this opinion letter as an Exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ Sidley Austin LLP